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                                                                  Exhibit (e)(8)

                        DISTRIBUTION AGREEMENT SUPPLEMENT
                               The RBB Fund, Inc.

                            Robeco WPG Core Bond Fund

                               Institutional Class

          This supplemental agreement is entered into this 30th day of April, 2005, by and between THE RBB FUND, INC. (the "Company") and PFPC DISTRIBUTORS, INC. (the "Distributor").

          The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and the Distributor have entered into a Distribution Agreement, dated as of January 2, 2001 (as from time to time amended and supplemented, the "Distribution Agreement"), pursuant to which the Distributor has undertaken to act as distributor for the Company, as more fully set forth therein. Certain capitalized terms used without definition in this Distribution Agreement Supplement have the meaning specified in the Distribution Agreement.

          The Company agrees with the Distributor as follows:

          1. Adoption of Distribution Agreement. The Distribution Agreement is hereby adopted for the Robeco WPG Core Bond Fund Institutional Class of Common Stock (Class TTT) of the Company (the "Class").

          2. Payment of Fees. For all services to be rendered, facilities furnished and expenses paid or assumed by the Distributor on behalf of the Class as provided in the Distribution Agreement and herein, the Company shall pay the Distributor no compensation.

          3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.                                PFPC DISTRIBUTORS, INC.

By:    /s/ Edward J. Roach                        By:    /s/ Bruno DiStefano
       -----------------------------                     -----------------------
Name:  Edward J. Roach                            Name:  Bruno DiStefano
Title: President                                  Title: Vice President